Exhibit 5.3

Troutman Pepper Locke LLP 600 Peachtree Street NE, Suite 3000 Atlanta, GA 30308-2216 troutman.com

March 10, 2026

Fidelity National Information Services, Inc.

347 Riverside Avenue

Jacksonville, Florida 32202

Re:	Offering of U.S. Dollar-Denominated Senior Notes by Fidelity National Information Services, Inc.

Ladies and Gentlemen:

We have acted as Georgia counsel to Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), in connection with the issuance and sale by the Company of $2,000,000,000 aggregate principal amount of 4.450% senior notes due 2028 (the “2028 Notes”), $2,300,000,000 aggregate principal amount of 4.550% senior notes due 2029 (the “2029 Notes”), $500,000,000 aggregate principal amount of floating rate senior notes due 2029 (the “Floating Rate Notes”), and $2,000,000,000 aggregate principal amount of 4.800% senior notes due 2031 (the “2031 Notes” and, together with the 2028 Notes, the 2029 Notes and the Floating Rate Notes, the “Securities”) to be offered pursuant to the Underwriting Agreement, dated as of March 4, 2026, by and among Goldman Sachs & Co. LLC, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, and TD Securities (USA) LLC, as representatives of the several underwriters named therein, and the Company (the “Underwriting Agreement”). The 2028 Notes, the 2029 Notes and the Floating Rate Notes are being issued pursuant to the Indenture, dated as of the date hereof (the “Regions Base Indenture”), by and among the Company, the guarantors party thereto and Regions Bank, as trustee, as amended and supplemented by the first supplemental indenture, dated as of the date hereof, relating to the 2028 Notes (the “Regions First Supplemental Indenture”), the second supplemental indenture, dated as of the date hereof, relating to the 2029 Notes (the “Regions Second Supplemental Indenture”), and the third supplemental indenture, dated as of the date hereof, relating to the Floating Rate Notes (the “Regions Third Supplemental Indenture” and, together with the Regions Base Indenture, the Regions First Supplemental Indenture and the Regions Second Supplemental Indenture, the “Regions Indenture”). The 2031 Notes are being issued pursuant to the Indenture, dated as of the date hereof (the “U.S. Bank Base Indenture”), by and among the Company, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee, as amended and supplemented by the third supplemental indenture, dated as of the date hereof (the “U.S. Bank Supplemental Indenture” and, together with the U.S. Bank Base Indenture, the “U.S. Bank Indenture”). The Regions Indenture and the U.S. Bank Indenture are referred to herein collectively as the “Indentures.”

Fidelity National Information Services, Inc. March 10, 2026 Page 2

The offer and sale of the Securities is being made pursuant to the registration statement on Form S-3 (File No. 333-288198) filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 20, 2025, as amended by Post-Effective Amendment No. 1 filed with the Commission on February 26, 2026 (as amended, the “Registration Statement”), which includes the Company’s base prospectus, dated June 20, 2025 (the “Base Prospectus”), the preliminary prospectus supplement, dated February 26, 2026, filed by the Company pursuant to Rule 424(b) under the Securities Act with respect to the Securities (the “Preliminary Prospectus Supplement” and, together with the Base Prospectus, the “Preliminary Prospectus”), and the final prospectus supplement, dated March 4, 2026 (the “Final Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

This opinion is being furnished to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

In rendering the opinions expressed below, we have examined originals or copies of the Registration Statement, the Preliminary Prospectus, the Prospectus, the Underwriting Agreement, the Indentures, the forms of global notes evidencing the Securities, the Amended and Restated Articles of Incorporation of the Company, as amended to date, the Sixth Amended and Restated Bylaws of the Company, as amended to date, the resolutions of the Board of Directors of the Company with respect to the Registration Statement, including the offering and sale of the Securities contemplated thereby, and a certificate of existence of the Company certified by the Secretary of State of the State of Georgia on March 9, 2026.

In addition, we have examined originals or copies of, and have relied as to factual matters upon, such records of the Company, certificates of public officials and certificates and statements of officers of the Company, and such other documents and instruments, and we have made such other and further investigations, as we deemed necessary to express the opinions hereinafter set forth. In such examination, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents, and (v) no party nor any other person has acted in a manner, and no other event has occurred, since the date of the execution, adoption, effectiveness or delivery of any document reviewed by us having a date prior to or as of the date hereof, as the case may be, that would effect an amendment, modify the interpretation thereof or cause any statement made therein not to be true and complete.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

1.

The Company is a corporation validly existing and in good standing under the laws of the State of Georgia. The Company has the corporate power and authority to execute and deliver, and perform its obligations under, the Indentures. The Company has taken all necessary corporate action to authorize the Company to execute and deliver, and perform its obligations under, the Indentures.

2.	The Indentures have been duly authorized, executed and delivered by the Company.

Fidelity National Information Services, Inc. March 10, 2026 Page 3

The opinions expressed herein are limited to the laws of the State of Georgia. We express no opinion herein as to the laws of any other state or of the United States and express no opinion as to any federal or state securities or “blue sky” laws or regulations, including without limitation, the Trust Indenture Act of 1939, as amended. We express no opinion as to any state or federal laws or regulations applicable to the subject transactions because of the legal or regulatory status of the Company or any other parties to the documents referenced herein. The opinions set forth herein are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and to the use of our name in the Base Prospectus under the caption “Legal Matters” and in the Final Prospectus Supplement under the caption “Legal Matters”, each constituting a part of such Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules or regulations of the Commission promulgated thereunder. Willkie Farr & Gallagher LLP may rely upon this opinion letter in rendering its opinions to you of even date herewith.

Very truly yours,

/s/ Troutman Pepper Locke LLP